Exhibit 10.17

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made effective as of January 7, 2019 (the “Effective Date”), by and between Systemax Inc., a Delaware corporation (the “Company”) and Lawrence Reinhold (“Consultant”).

1.	Engagement of Services.

(a)
Simultaneously with the Consultant’s ceasing to be an employee of the Company on January 7, 2019 pursuant to the Separation Agreement dated October 4, 2018 between the Consultant and the Company (the “Separation Agreement”), the Company desires to and hereby does engage Consultant to provide certain transition and advisory services to the Company, particularly in his capacity as the former Chief Executive Officer of the Company (the “Services”) during the Term (as defined herein). Company shall request the scope of the work to be performed, but Consultant shall have the ability to reasonably select the means, manner and method of performing these services. Consultant agrees to use his commercially reasonable efforts to deliver the Services, and to give Company the benefit of his experience, knowledge, and skills, including as a former director of the Company familiar with its operations, finances, personnel, mergers and acquisitions efforts, etc., and including assistance with respect to legal matters (including investigations and litigations) arising in the future from events and circumstances that occurred during his tenure as a director of the Company. In his performance of Services under this Agreement, Consultant will comply with all applicable laws.

(b)
Consultant shall remain a director of the Company, and be nominated by the Board to be elected by the shareholders of the Company as such, during the Term, and if so nominated and elected shall serve at least until the 2020 annual meeting of shareholders to elect directors, subject to section 3 hereof; however, that notwithstanding the foregoing, thereafter the Company’s Board of Directors may, in its sole discretion, continue to nominate you to be a member of the Board of Directors for the director term commencing as of that meeting, and thereafter, as applicable.

2.
Compensation. For his services under section 1(a), Company equity grants listed on Exhibit A hereto (the “Equity Agreements”) made to the executive prior to the date hereof will vest or terminate, in whole or in part, in accordance with their existing terms, but giving effect to the consultancy hereby entered into simultaneously with the effectiveness of the cessation of employment by the Company referred to above and without break in service; provided however that the Consultant hereby acknowledges and agrees, without additional compensation, that the unvested option grants due to vest at February 1, 2019 and February 1, 2020 (each having an exercise price of $8.31 per share) under the Non-Qualified Option Agreement dated February 1, 2016 were not so extended and terminated as of the Separation Date. The Consultant will receive, for his services set forth in section 1(b) hereof, the amount of cash and equity compensation the Company pays to its non-employee directors (who do not Chair a Committee of the Board) as described in the Company’s 2018 Annual Meeting Proxy Statement, as such compensation may be amended for all the directors from time to time.

3.
Term; Termination. This Agreement shall remain in effect from January 7, 2019 through January 7, 2021 (the “Term”), unless extended by mutual written agreement of the parties, or unless earlier terminated as set forth herein. If either party believes that the other has materially breached this Agreement (including, for example, failure to render satisfactorily to the Company the Services), a written notice will be sent describing the breach and providing the breaching party with ten (10) days, after receipt of notice, to cure. If the breach is not cured within the ten (10) day cure period, this Agreement may be terminated by the non-breaching party without any further obligation owed to the breaching party. In addition, the Company may terminate this Agreement and end the consultancy at any time if, while an employee or consultant for the Company, the Consultant engaged or engages in gross misconduct, illegal or wrongful actions or omissions, or conduct that violated or violates any written material policy of the Company.

4.
Publicity. Neither party may issue a press release, public announcement, advertisement or other form of publicity concerning the existence of this Agreement or the terms of this Agreement without obtaining the prior written consent of the other party, provided that the Company may make disclosure pursuant to its obligations under applicable securities laws and regulations and/or requirements of the New York Stock Exchange.

5.
Independent Contractor Relationship. The relationship between the parties will be that of an independent contractor and nothing in this Agreement should be construed to create a partnership, joint venture or employer-employee relationship. Consultant is not the agent of the Company and is not authorized to make any representation, contract or commitment on behalf of the Company.

6.
Enforceability. The parties agree that, if the scope or enforceability of this Agreement is in any way disputed at any time, a court or other trier of fact may make modifications necessary to correct any unreasonable or unlawful terms and enforce the parties’ intent to the maximum extent that is under the circumstances existing at that time.

7.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

8.
Indemnification. The Company hereby confirms to the Consultant that pursuant to the Company’s Certificate of Incorporation (Article NINTH, section 2(b)), the Consultant shall be indemnified and held harmless by the Company in connection with his role as a Consultant hereunder to the fullest extent permitted by Delaware law, and the Company shall extend to the Consultant the rights of indemnification provided under said Article NINTH to the extent provided to directors of the Company.

9.
Entire Agreement. This Agreement sets forth the entire understanding and agreement of the parties and supersedes any and all oral or written agreements or understandings between the parties as to the subject matter of this Agreement. This Agreement may be changed only by a writing signed by both parties.

IN WITNESS WHEREOF, the parties have hereunto executed this Agreement on the date set forth above.

SYSTEMAX INC.

By: /s/ Eric Lerner
Name: Eric Lerner
Title: Senior Vice President

/s/ Lawrence Reinhold
LAWRENCE REINHOLD

EXHIBIT A

Equity Agreements

-Restricted Stock Unit Agreement dated February 1, 2016; 16,666 shares vesting on the Separation Date

-Restricted Stock Unit Agreement dated November 11, 2011; 10,000 shares vesting 11/14/18, and 30,000 shares vesting on the Separation Date

-Restricted Stock Unit Agreement dated August 25, 2010; 35,000 shares vesting on Separation Date

-Non-Qualified Option Agreement dated 2/1/16 (exercise price $8.31 per share); 12,500 shares available for vesting on 2/1/19 and 2/1/20. Unvested shares terminated. 25,000 vested shares exercise period extended.

-Non- Qualified Option Agreement dated 12/14/16 (exercise price $8.95 per share); 25,000 shares available for vesting on 12/14/18, 12/14/19 and 12/14/20

-Non-Qualified Option Agreement dated 5/18/2009 (exercise price $13.19 per share); 50,000 shares vested; exercise period extended

-Non-Qualified Option Agreement dated 11/14/11 (exercise price $14.30 per share); 50,000 shares vested; exercise period extended

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